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                                                  Exhibit 10(b)

                  THE ST. PAUL COMPANIES, INC.
             DIRECTORS' DEFERRED COMPENSATION PLAN
   (As Amended and Restated Effective as of January 1, 1998)


                            Section 1
                          Introduction

     1.1  The Plan and Its Effective Date.  The St. Paul
Companies, Inc. Directors' Deferred Compensation Plan ("Plan") was established as of January 1, 1986. The effective date of the amendment and restatement of the Plan as set forth herein is January 1, 1998.

     1.2 Purpose. The St. Paul Companies, Inc. (the "Company") has established the Plan for its nonemployee directors to retain and attract highly qualified individuals to serve as directors by offering the benefits of a non-qualified, unfunded plan of deferred compensation.

     1.3 Administration. The Plan shall be administered by the Plan Administrator who shall be appointed by the Personnel and Compensation Committee (the "Committee") of the board of directors of the Company (the "Board of Directors"). In the absence of the appointment of a Plan Administrator, the officer of the Company having direct responsibility for compensation and benefits shall be the Plan Administrator. The Plan Administrator shall have the authority to delegate, from time to time, his responsibilities under the Plan to such person or persons as he deems advisable and may revoke any such delegation of responsibility. Any action by the delegate in the exercise of delegated responsibilities shall have the same force and effect as if such action was taken by the Plan Administrator.


                            Section 2
              Participation and Deferral Elections

     2.1  Eligibility and Participation.   Subject to the
conditions and limitations of the Plan, nonemployee members of the Board of Directors ("Eligible Directors") shall be eligible to participate in the Plan. Any Eligible Director who makes a Deferral Election as described in Section 2.2 below shall become a participant in the Plan ("Participant") and shall remain a Participant until the entire balance of all his Deferred Compensation Accounts (defined in Section 3.1 below) is distributed to him.

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     2.2  Rules for Deferral Elections.  Any Eligible Director
may make an irrevocable election ("Deferral Election") to defer receipt of all or any percentage of his annual fees and/or meeting fees (collectively "Fees") payable for a calendar year ("Attendance Year") by the Company in accordance with the rules set forth below:

          (a)  An individual shall be eligible to make a Deferral
               Election only if he is an Eligible Director on the date such election is made.

          (b) The minimum amount that may be deferred for any year is $1,000. If the amount or percentage specified for deferral in an Eligible Director's Deferral Election would result in the deferral of less than $1,000, the amount or percentage of Fees specified in the Deferral Election will not be deferred hereunder but will be paid to the Eligible Director at the time that such Fees are otherwise payable.

          (c) All Deferral Elections must be made in writing on such form as the Plan Administrator may prescribe and must be received by the Plan Administrator no later than December 31 of the calendar year immediately preceding the Attendance Year for which such Fees are otherwise payable. In addition, an individual may file a Deferral Election for the Attendance Year in which he becomes an Eligible Director at any time prior to the commencement of his term as an Eligible Director.

          (d) Amounts will be deferred to the last day of the month specified by the Eligible Director at the time of his Deferral Election (the "Distribution Date") and payment will be made or will commence within 30 days after the Distribution Date. Except as provided in subsection (h), the Distribution Date specified at the time of the Eligible Director's Deferral Election is irrevocable.

          (e)  At the time of the Participant's Deferral
               Election, the Participant must elect, in writing on such form as the Plan Administrator may prescribe, the form of payment of the Participant's Deferred Compensation Account. The Deferred Compensation Account may be paid in a single lump sum or in substantially equal annual installments over a period of up to ten years in accordance with Section 4.1.

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          (f)  At the time of the Participant's Deferral
               Election, the Participant shall specify, in writing on such form as may be prescribed by the Plan
               Administrator, the manner in which income, gains, losses and expenses are credited or charged to a Participant's Deferred Compensation Accounts in accordance with Section 3.

          (g)  A Deferral Election filed with the Plan
               Administrator shall remain in effect for all future Attendance Years unless the Eligible Director files a change in his Deferral Election. A change in Deferral Election will not be effective with respect to an Attendance Year unless the change in Deferral Election is filed with the Plan Administrator on or before December 31 of the calendar year immediately preceding the Attendance Year.

          (h) A Participant may make a one-time election with respect to each Deferred Compensation Account after the Participant's Deferral Election with respect to such Deferred Compensation Account to extend the Distribution Date; provided that an election under this
               Section 2.2(h) shall be conditioned upon the approval of the Committee and shall not be effective unless the Committee approves the election at least one year and one day before the Distribution Date elected by the Participant in his Deferral Election.


                            Section 3
                 Deferred Compensation Accounts

   3.1 Deferred Compensation Accounts. A bookkeeping account shall be established in the Participant's name for each Attendance Year for which a Participant defers Fees pursuant to a Deferral Election ("Deferred Compensation Account"). Amounts deferred pursuant to a Deferral Election shall be credited to the Deferred Compensation Account as of the date (the "Deferral Crediting Date") on which, in the absence of a Deferral Election, the Participant would otherwise have received the Fees.

     3.2 Investment Income. A Participant's Deferred Compensation Account will be credited with investment income and gains and charged with investment losses and distributions as if the Participant's Deferred Compensation Account was actually invested in accordance with the Participant's investment elections under Section 3.3 among the Investment Funds made available for Participant directed investment in accordance with
Section 3.4.

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     3.3  Investment Elections.  A Participant must make an
investment election at the time of his Deferral Election. The investment election shall allocate the amounts deferred among the Investment Funds made available for Participant directed investment in accordance with Section 3.4. A Participant's investment election shall remain in effect with respect to each subsequent deferral until the Participant files a change in investment election with the Plan Administrator. A Participant may change his investment election either with respect to new deferrals credited after the change in investment election (in increments of 1%) or with respect to the investment allocation of all of the Participant's existing Deferred Compensation Accounts (in increments of 1%), as the Participant may elect.

     A change in investment election must be filed with the Plan Administrator on a form prescribed by the Plan Administrator or, if the Plan Administrator establishes a telephonic voice response system for investment elections under the Plan, through such telephonic voice response system. A change in investment election will become effective as soon as practicable following the Plan Administrator's receipt of the change in investment election.

     3.4 Investment Funds. The Plan Administrator shall designate two or more Investment Funds for Participant investment elections under the Plan. Except for the Company Stock Fund (as described below) each Investment Fund shall be a registered investment company (mutual fund). The Plan Administrator, in his sole discretion, may also designate a "Company Stock Fund" as an Investment Fund under the Plan. If the Plan Administrator designates a Company Stock Fund as an Investment Fund under the Plan, deferred amounts deemed invested in the Company Stock Fund shall be credited with investment income, gains and losses as if such amounts were contributed under The St. Paul Companies, Inc. Savings Plus Plan ("Savings Plus") and invested in the St. Paul Companies, Inc. Common Stock Fund under Savings Plus.

     The Plan Administrator, in his sole discretion, may prospectively designate additional Investment Funds, replace
Investment Funds or eliminate Investment Funds from time to time;
provided that there must be at least two Investment Funds available under the Plan at all times.

     If the Plan Administrator eliminates or replaces an Investment Fund (an "Eliminated Fund"), each Participant must file a change in investment election to redirect the investment of amounts which were deemed to be invested in the Eliminated Fund. This change in investment election must be filed prior to the first day on which the Eliminated Fund ceases to be an

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Investment Fund (the "Elimination Date").  If a Participant does not file a change in investment election before the Elimination Date, the amounts that were deemed to be invested in the Eliminated Fund immediately prior to the Elimination Date will be deemed to be invested in such Investment Fund (or among such Investment Funds) as the Plan Administrator, in his sole discretion, shall designate until such time as the Participant files a valid change in investment election.

     3.5 Vesting. A Participant shall be fully vested at all times in the balance of his Deferred Compensation Account.


                            Section 4
                       Payment of Benefits

     4.1 Time and Method of Payment. Payment of a Participant's Deferred Compensation Account shall be made in the form of a single lump sum or shall commence in the form of installments as elected by the Participant in his Deferral Election. Notwithstanding the foregoing, a Participant may make a one-time election with respect to each Deferred Contribution Account to change the form of payment previously elected by the Participant; provided that an election under this Section 4.1 shall be conditioned upon the approval of the Committee and shall not be effective unless the Committee approves the election at least one year and one day before the Eligible Director's Distribution Date. A Participant who makes an election pursuant to this
Section 4.1 to receive payment of his Deferred Compensation Account in the form of installments shall designate the number of years, up to a maximum of ten years, over which the installments will be paid.

     If a Participant's Deferred Compensation Account is payable in a single lump sum, the payment shall be made within 30 days after the Participant's Distribution Date in an amount equal to the value of the Participant's Deferred Compensation Account as of the Distribution Date.

     If a Participant's Deferred Compensation Account is payable in the form of installment payments, then the Participant's Deferred Compensation Account shall be paid in substantially equal annual installments over the period elected by the Participant; provided that the number of annual installments shall not exceed the Participant's Deferred Compensation Account balance as of the Distribution Date divided by $1,000 (rounded down to the next whole

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number).  If the Participant's entire Deferred Compensation
Account balance is less than $2,000 as of the Distribution Date it will be distributed in a single lump payment. The initial installment payment shall be paid within 30 days after the Participant's Distribution Date. Subsequent installment payments shall be paid within 30 days after each anniversary of the Participant's Distribution Date until the Participant's Deferred Compensation Account has been paid in full.

     Each installment payment shall equal (i) the balance of the Participant's Deferred Compensation Account as of the Distribution Date (in the case of the first installment payment) and as of the applicable anniversary of the Distribution Date (in the case of subsequent installments), divided by (ii) the number of remaining installment payments.

     4.2 Payment Upon Death of a Participant. Notwithstanding any election by the Participant regarding the timing and manner of payment of his Deferred Compensation Account, a Participant's Deferred Compensation Account shall be paid to the Participant's Beneficiary (designated in accordance with Section 4.3) in a single lump sum as soon as practical following the Participant's death.

     4.3 Beneficiary. A Participant may designate a Beneficiary or Beneficiaries to receive the balance of the Participant's Deferral Account in the event the Participant dies before the payment of his entire Deferred Compensation Account by filing a written Beneficiary designation with the Plan Administrator on such form as the Plan Administrator may prescribe. A Participant may revoke an existing Beneficiary designation by filing another written Beneficiary designation with the Plan Administrator. The latest Beneficiary designation received by the Committee shall be controlling.

     If no Beneficiary is named by a Participant or if he survives all of his named Beneficiaries, the Deferral Account shall be paid in the following order of precedence:

          (1)  the Participant's spouse;

          (2) the Participant's children (including adopted children), per stirpes; or

          (3)  the Participant's estate.

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     4.4  Form of Payment.  All payments shall be made in cash.

     4.5 Withholding of Taxes. The Company may withhold from payments due under the Plan such amount as it deems proper to protect the Company against liability for the payment of any applicable Federal, state or local income or other taxes.

     4.6 Limitations for Section 16b Insiders. Notwithstanding any provision of the Plan, the Plan Administrator may impose such limitations and restrictions on Participants' investment and deferral elections under Sections 2.2 and 3.3 and elections with respect to the form of payment under Section 4.1 as he deems necessary or appropriate so that transactions by Participants do not present a risk of possible liability under Section 16b of the Securities and Exchange Act of 1934.


                            Section 5
                          Miscellaneous

     5.1 Funding. Benefits payable under the Plan to any Participant shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may make investments (a) in shares of Company Stock through open market purchases or (b) in other investments in amounts equal or unequal to Participants' investment elections hereunder, the Company shall not be under any obligation to make such investments and any such investment shall remain an asset of the Company subject to the claims of its general creditors. Notwithstanding the foregoing, the Company may maintain one or more grantor trusts ("Trust") to hold assets to be used for payment of benefits under the Plan. The assets of the Trust shall remain subject to the claims of the Company's general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan for such payments.

     5.2 Benefit Statements. As soon as practical after the end of each calendar quarter (or after such additional date or dates as the Plan Administrator, in his discretion, may designate), the Plan Administrator shall provide each Participant with a statement of the balance of each of his Deferred Compensation Accounts hereunder as of the last day of such calendar quarter (or as of such other dates as the Plan Administrator, in his discretion may designate).

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     5.3  Interests Not Transferable.  Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Section 4.3, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Plan Administrator, in his discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Plan Administrator may deem proper.

     5.4 Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferred Compensation Account of a Participant that cannot be distributed because of the Plan Administrator's inability, after a reasonable search, to locate a Participant or his Beneficiary, as applicable, within a period of two (2) years after the date upon which the payment of benefits become due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under the Plan. After an unclaimed amount has been forfeited, the Participant or Beneficiary, as applicable, shall have no further right to his Deferred Compensation Account.

     5.5 Controlling Law. The law of Minnesota, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan to the extent not preempted by ERISA.

     5.6 Gender and Number. Words in the masculine gender shall include the feminine, and the plural shall include the singular and the singular shall include the plural.

     5.7 Action by the Company. Except as otherwise specifically provided herein, any action required of or permitted by the Company under the Plan shall be by resolution of either the Board of Directors or the Committee or by action of such person(s) authorized by resolution of the Board of Directors or the Committee.

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                            Section 6
                    Amendment and Termination

     The Company intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that any amendment or termination of the Plan shall not reduce or eliminate any Deferred Compensation Account accrued through the date of such amendment or termination. Upon termination of the Plan, the Company may elect either (a) to continue making payments of Deferred Compensation Accounts in accordance with the terms of the Deferral Elections in effect at the time of the termination and crediting Participant's Deferred Compensation Accounts with income and gains and charging their Deferred Compensation Accounts for losses and distributions in accordance with Section 3.2, or (b) to distribute the Participant's Deferred Compensation Accounts in a single lump sum.




                              THE ST. PAUL COMPANIES, INC.



                              By: /s/ Greg A. Lee
                                  ---------------
                                      Greg A. Lee

                              Title: Senior Vice President-
                                      Human Resources